EXHIBIT 99.2

D3 Technologies, Inc.
Financial Statements
Six Months Ended June 30, 2007 and 2006
(Unaudited)

D3 Technologies, Inc.
Balance Sheets
June 30, 2007 and December 31, 2006

ASSETS
	June 30,	December 31,
	2007	2006
	(Unaudited)
Current Assets:
Cash	$7,579,362	$4,214,042
Contract receivables, net	9,551,354	9,127,047
Costs and estimated earnings, in excess of billings
on uncompleted contracts		119,602
Prepaid expenses	217,051	167,026
Deferred income taxes	322,322	399,000

Total current assets	17,670,089	14,026,717

Property and equipment, net	3,010,611	2,667,850
Note receivable from stockholder
Deposits	43,495	52,590

Total assets	$20,724,195	$16,747,157

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued expenses	$5,452,215	$3,926,950
Accrued income taxes		7,288
Current portion of capital lease obligation	226,841	217,188

Total current liabilities	5,679,056	4,151,426

Capital lease obligations, less current portion		226,531
Non-current portion of capital lease obligation	110,644
Deferred income taxes	195,000	195,000

Total liabilities	5,984,700	4,572,957

Stockholders' Equity:
Common stock, no par value; 25,000 shares authorized,
issued, and outstanding	50,000	50,000
Additional paid-in capital	330,832	330,832
Retained earnings	14,358,663	11,793,368

Total stockholders' equity	14,739,495	12,174,200

Total liabilities and stockholders' equity	$20,724,195	$16,747,157

See accompanying notes to financial statements.

D3 Technologies, Inc.
Statements of Income and Retained Earnings
Six Months Ended June 30, 2007 and 2006
(Unaudited)

	2007	2006

Contract revenues earned	$36,952,268	$32,854,740
Cost of contract revenues	30,121,801	25,576,016

Gross profit	6,830,467	7,278,724

General and administrative expenses	2,698,943	1,799,181

Income from operations	4,131,524	5,479,543

Other income (expense):
Interest expense	(19,930)	(28,808)
Interest income	93,808	65,814

Total other income (expense)	73,878	37,006

Income before provision for income taxes	4,205,402	5,516,549

Provision for income taxes	1,640,107	2,151,454

Net income	2,565,295	3,365,095

Retained earnings, beginning of period	11,793,368	6,664,939

Retained earnings, end of period	$14,358,663	$10,030,034

See accompanying notes to financial statements.

D3 Technologies, Inc.
Statements of Cash Flows
Six Months Ended June 30, 2007 and 2006
(Unaudited)

	2007	2006

Net income	$2,565,295	$3,365,095
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	528,568	356,421
Deferred income taxes	76,678	(99,663)
Increase (decrease) in:
Contract receivables	(304,705)	(2,213,548)
Prepaid expenses	(50,025)	54,865
Deposits	9,095	653
Increase (decrease) in:
Accounts payable and accrued expenses	1,525,265	89,992
Accrued income taxes	(7,288)	(1,177,513)

Net cash provided by operating activities	4,342,883	376,302

Cash flows from investing activities:
Purchases of property and equipment	(871,329)	(497,193)

Net cash used in investing activities	(871,329)	(497,193)

Cash flows from financing activities:
Payments of obligations under capital leases	(106,234)	(97,394)

Net cash used in financing activities	(106,234)	(97,394)

Net increase (decrease) in cash	3,365,320	(218,285)

Cash, beginning of period	4,214,042	5,445,037

Cash, end of period	$7,579,362	$5,226,752

See accompanying notes to financial statements.

D3 Technologies, Inc.
Statements of Cash Flows
(Continued)
Six Months Ended June 30, 2007 and 2006
(Unaudited)

Supplemental disclosure of cash flow information:

	2007	2006

Interest paid	$19,930	$28,808
Income taxes paid	$1,392,500	$2,740,000

See accompanying notes to financial statements.

D3 Technologies, Inc.
Notes to Financial Statements
Six Months Ended June 30, 2007 and 2006
(Unaudited)

Note 1.	THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES

D3 Technologies, Inc. (the Company) was incorporated on May 5, 1982, under the laws of the State of California.  The Company has its corporate office in San Diego, California and other offices in Washington, Colorado, Maryland, South Carolina and Texas.  The Company provides engineering solutions to commercial and military aviation, aerospace, military weapons systems, marine and industrial markets.  The Company works with both commercial enterprises and governmental agencies.

Revenue Recognition

For the six months ended June 30, 2007, approximately 88.5% of the Company’s revenues were from time-and-materials contracts, 8.6% were from cost plus contracts, and 2.9% were from fixed-price contracts. For the six months ended June 30, 2006, approximately 95.2% of the Company’s revenues were from time-and-materials contracts, 4.1% were from cost plus contracts, and 0.7% were from fixed-price contracts.

Revenues are recognized based on the type of contract.  Revenues earned under time and material contracts are recognized on the basis of hours of work performed and hourly rates fixed under the contract.  The Company recognizes revenue on cost-plus-award-fee and cost-plus-fixed-fee contracts, on the basis of reimbursable costs incurred during the period.

The Company recognizes revenue on fixed-price long-term contracts on the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract.  That method is used because management considers total cost to be the best available measure of progress on the contracts.  Change orders received under contracts with customers are accounted for as part of the original contract.   Certain contract costs are subject to audit and adjustment by negotiations between the Company and the U.S. Government.  Contract revenues are recorded in amounts which are expected to be realized upon final settlement.

Contract costs include all labor, overhead, subcontract and material costs and those indirect costs related to contract performance.  Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.  Changes in job performance, job conditions, and estimated profitability and final contract settlements may result in revisions to estimated costs and income and are recognized in the period in which the revisions are determined.  Because of the inherent uncertainties in estimating costs, it is reasonably possible that the estimates used will change in the next year.

D3 Technologies, Inc.
Notes to Financial Statements
(Continued)
Six Months Ended June 30, 2007 and 2006
(Unaudited)

Note 1.	THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition (continued)

With certain customers, the Company has entered into a master agreement which sets forth the general terms and conditions of work to be performed for that customer.  The actual scope of the work to be performed and the compensation to be received are specified by individual purchase orders issued under the master agreement.

Cash

Cash includes cash on hand and cash in checking and savings accounts with banks.  The Company maintains cash balances with banks that may, at times, exceed federally-insured limits.

Contract Receivables

Contract receivables are trade receivables consisting of (1) amounts billed but not yet received on fixed-price contracts and (2) revenues earned (billed and unbilled) on time and material and costs plus contracts.  Contract receivables are stated at the amount management expects to collect from outstanding balances.  Management provides for probable uncollectible amounts through a charge to earnings and a credit to a valuation allowance based on its assessment of the current status of individual accounts.  Balances that are still outstanding after management has used reasonable collection efforts are written off through a charge to the valuation allowance and a credit to receivables.

Property and Equipment

Property and equipment are stated at cost. Depreciation is computed using the straight-line method over estimated useful lives of the related assets.  Property and equipment under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset.  Repairs and maintenance are charged to expense as incurred.

D3 Technologies, Inc.
Notes to Financial Statements
(Continued)
Six Months Ended June 30, 2007 and 2006
(Unaudited)

Note 1.	THE COMPANY AND A SUMMARY OF ITS SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes

Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amount of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Deferred income taxes result from temporary differences attributable to depreciation and amortization, accrued vacation, the allowance for doubtful accounts, and state taxes.  The income tax expense is different from the amount which would result from applying the statutory federal income tax rate primarily due to state income taxes, net of apportionment.

Advertising

Advertising costs are expensed as incurred.  The company had advertising expense of $26,778 and $3,869 for the six months ended June 30, 2007 and 2006, respectively.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

D3 Technologies, Inc.
Notes to Financial Statements
(Continued)
Six Months Ended June 30, 2007 and 2006
(Unaudited)

Note 2.          COSTS AND ESTIMATED EARNINGS (LOSSES) ON UNCOMPLETED FIRM
FIXED PRICED CONTRACTS

	June 30,	December 31,
	2007	2006

Costs incurred on uncompleted contracts	$311,592	$73,554
Estimated earnings	58,024	46,048
	369,616	119,602

Less billings	369,616	-
	$-	$119,602

Included in the accompanying balance sheets under the following captions:
Costs and estimated earnings in excess of billings on uncompleted contracts	$-	$119,602
Billings in excess of costs in estimated earnings on uncompleted contracts	-	-
	$-	$119,602

Note 3.           PROPERTY AND EQUIPMENT

	June 30,	December 31,
	2007	2006

Computers and equipment	$4,239,052	$3,622,614
Computer hardware and software under capital leases	699,999	699,999
Furniture and fixtures	979,110	780,467
Leasehold improvements	418,090	361,181

	6,336,251	5,464,261

Less accumulated depreciation and amortization,
including $329,294 and $239,506 related to computer
hardware and software under capital leases as of
June 30, 2007 and December 31, 2006, respectively.	(3,325,640)	(2,796,411)

	$3,010,611	$2,667,850

Note 4.            LINE OF CREDIT

The Company has a $1,000,000 revolving line of credit agreement with a bank.  The unpaid principal balance will bear interest at an annual rate equal to the prime rate announced by the bank, which was 8.25% at June 30, 2007.  All unpaid principal and interest is due October 5, 2007.  The line is collateralized by substantially all of the Company’s assets and is guaranteed by a stockholder.  Under the terms of the line of credit agreement the Company is required to maintain certain financial ratios. There was no outstanding balance as of June 30, 2007 and December 31, 2006.

D3 Technologies, Inc.
Notes to Financial Statements
(Continued)
Six Months Ended June 30, 2007 and 2006
(Unaudited)

Note 5.	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

	June 30,	December 31,
	2007	2006

Accrued compensation and related taxes	$2,892,791	$2,740,651
Accounts payable	1,348,072	490,688
Other	1,211,352	695,611

	$5,452,215	$3,926,950

Note 6.	CAPITAL LEASES

The Company is the lessee of computer hardware and software under capital leases expiring in various years through October 2010.  The assets are amortized over the shorter of their related lease terms or their estimated productive lives and the amortization is classified with depreciation expense.

                    Minimum future lease payments under capital leases for the twelve months ending June 30 are as follows:

2008	$247,636
2009	95,686
2010	12,181
2011	8,409

Total minimum lease payments	363,912
Less amount representing interest	(26,427)

Present value of net minimum lease payments	337,485
Less current portion	(226,841)

$110,644

D3 Technologies, Inc.
Notes to Financial Statements
(Continued)
Six Months Ended June 30, 2007 and 2006
(Unaudited)

Note 7.           OPERATING LEASES

The Company leases office space and vehicles under noncancellable operating leases expiring through December 2011.  Total rent expense was approximately $392,761 and $272,013 for the six months ended June 30, 2007 and 2006, respectively.  Future minimum lease payments under noncancellable operating leases for the twelve months ending June 30 are as follows:

2008	$594,764
2009	484,474
2010	227,637
2011	192,366
2012	76,080

$1,575,321

Note 8.           COMMON STOCK PURCHASE AGREEMENT

The Company and its stockholders have an agreement which governs all stock transfers.  Under the terms of this agreement, all stock transfers are subject to first refusal rights by either the Company or current stockholders.

Note 9.	CUSTOMER CONCENTRATIONS

The Company grants unsecured credit to its customers.

For the six months ended June 30, 2007, two customers accounted for approximately 70% of revenues and, for the six months ended June 30, 2006 two customers accounted for approximately 77% of revenues.  These same customers accounted for approximately 77% and 79% of contract receivables as of June 30, 2007 and 2006, respectively.

Note 10.	RETIREMENT PLAN

The Company sponsors a 401(k) plan for its employees and may make a discretionary contribution.  The Company recorded an expense of $2,746 and $2,390 for the six months ended June 30, 2007 and 2006, respectively.

D3 Technologies, Inc.
Notes to Financial Statements
(Continued)
Six Months Ended June 30, 2007 and 2006
(Unaudited)

Note 11.          SUBSEQUENT EVENT

Effective July 31, 2007, the Company’s stockholders sold their shares of common stock to LMI Aerospace, Inc. (LMI).  Under the terms of a stock purchase agreement between these parties, LMI purchased the 25,000 shares of common stock outstanding for approximately $65 million in cash.